Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Aidan Gormley, Director, Global Corporate Communications and Branding aidan.gormley@parker.com	216/896-3258

Financial Analysts –
	Robin J. Davenport, Vice President, Corporate Finance rjdavenport@parker.com	216/896-2265

Stock Symbol:	PH – NYSE

Parker Hannifin Completes Acquisition of Exotic Metals Forming Company

•	Brings Complementary Offering of Technically Demanding, High-Temperature, High-Pressure Air and Exhaust Management Solutions for Performance-Critical Aircraft and Engine Applications

CLEVELAND – September 16, 2019 – Parker Hannifin Corporation (NYSE:PH), the global leader in motion and control technologies, today completed its acquisition of Exotic Metals Forming Company LLC for $1.725 billion in cash. Exotic is a manufacturer of innovative and technically demanding, high-temperature, high-pressure air and exhaust management solutions for aircraft and engines. The transaction is expected to be accretive to Parker’s organic growth, EBITDA margin, EPS and cash flow, after adjusting for one-time costs, and to achieve high single-digit ROIC in year five with continued expansion.

Exotic’s high-temperature engine build-up technologies, engine exhaust nozzles, complex engine turbine hot section assemblies, and airframe and engine ducting will complement Parker’s portfolio of flight control, fuel and inerting, hydraulics, fluid conveyance and engine technologies.

“We are pleased to welcome the Exotic team to Parker,” said Tom Williams, Chairman and Chief Executive Officer of Parker. “The addition of Exotic significantly expands our capabilities and increases Parker’s offering in the attractive engine segment, serving high growth programs. This strategic transaction reinforces our stated objective to invest in attractive margin, growth businesses, such as aerospace, that accelerate us towards top-quartile financial performance.”

“The addition of Exotic to the Parker Aerospace Group creates significant growth opportunities,” said Roger Sherrard, Vice President and President – Aerospace Group. “Exotic will operate as a stand-alone division within the group, specializing in some of the most complex and demanding aircraft applications. Their unique products and proprietary manufacturing capabilities will complement Parker Aerospace products and solutions, resulting in a stronger value proposition for customers.”

An integration team has been formed and a detailed integration plan is underway, which is expected to facilitate a smooth transition between Parker and Exotic and allow realization of synergies between the two organizations. Exotic Metals Forming will become a stand-alone division and will continue to be led by Bill Binder, formerly Exotic President and CEO.

Binder added, “The growth opportunities Exotic will have as part of Parker are substantial. We look to the future with optimism and excitement as we leverage our combined capabilities to the benefit of our customers and team members.”

About Parker Hannifin

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 63 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

About Exotic Metals Forming Company

Exotic Metals Forming Company specializes in the design and manufacture of state-of-the-art, high-temperature, high-strength complex hard-metal fabrications to the aerospace and defense industry. For more than 50 years, the company has established itself as a trusted partner to its customers by providing innovative solutions and world-class delivery, quality and support. Exotic is a recognized industry leader for manufacturing performance, technical innovation, and delivering the right solution for its customers on time, every time.

Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretations thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

The risks and uncertainties in connection with such forward-looking statements related to the transaction include, but are not limited to, economic conditions within the company’s and Exotic’s key markets, and the ability of the company and Exotic to maintain and achieve anticipated benefits associated with the transaction, strategic initiatives to improve operating margins, and growth, innovation and global diversification initiatives; business disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the possibility that the expected synergies and value creation from the transaction will not be realized or will not be realized within the expected time period; the parties being unable to successfully implement integration strategies; and significant costs related to the transaction. Readers should consider these forward-looking statements in light of and in conjunction with risk factors discussed in Parker’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed on August 23, 2019 and other periodic filings made with the SEC. Parker makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.